                                                                    EXHIBIT 10.1

                            SECOND AMENDMENT OF LEASE

         THIS SECOND AMENDMENT OF LEASE ("Second Amendment") is made this 3rd day of October, 2003, by and between PLAZA IV ASSOCIATES, LTD., ("Landlord"), and LIQUIDMETAL TECHNOLOGIES, INC., ("Tenant"), and amends the Lease Agreement ("Lease Agreement") dated October 4, 2001, likewise by and between them, as that Lease Agreement was earlier amended by the Amendment of Lease ("First Amendment") dated May 7, 2002, likewise by and between them, said Lease Agreement and First Amendment being collectively referred to in this Second Amendment as "the Lease." For good and valuable considerations, the receipt and adequacy of which are hereby mutually and respectively acknowledged by them, Landlord and Tenant hereby covenant, contract, acknowledge and agree as follows:

                  1. Unless otherwise provided in this Second Amendment, the capitalized terms used in this Second Amendment shall have the same meanings as those ascribed to them in the Lease.

                  The Lease, as amended by this Second Amendment, shall be known in this Second Amendment as "the Second Amended Lease."

                  Landlord's notice address is now:

                  Plaza IV Associates, Ltd.
                  A Florida Limited Partnership

                  Suite 2135
                  100 North Tampa Street
                  Tampa, FL 33602

                  Landlord's payment address is now:

                  Plaza IV Associates, Ltd.
                  PO Box 550357
                  Tampa, FL 33655-0357

                  This Second Amendment has been thoroughly negotiated by the parties and each has been instrumental in its preparation. Therefore, its terms and provisions shall be construed neither in favor of, nor against, either party under the rule of construction against the draftsperson. The laws of the State of Florida shall govern the enforcement and interpretation of this Second Amendment.

                  As required by F.S. 404.056(8), Landlord hereby notifies Tenant as follows: "RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon gas that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit."

                  Tenant hereby agrees that it will not divulge or disclose to third parties (other than its own attorneys, accountants, auditors and like professionals having in each instance a bona fide "need to know") the terms, provisions and conditions of the Second Amended Lease (as may be hereafter amended or modified). Tenant's breach of said agreement shall constitute a Default under Item 20 of the Lease Agreement, no curative notice to Tenant from Landlord being required.

                  This Second Amendment is expressly contingent upon Landlord and AmSouth Bank ("AmSouth"; another tenant in the Building) executing by October 31, 2003, a third amendment of lease ("the AmSouth Third Amendment") whereby AmSouth will lease from Landlord the Surrendered Premises (as hereinafter defined and known in

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the AmSouth Third Amendment as "Suite 3100"). If (for any or no reason whatsoever) this contingency does not duly, timely and fully occur, then this Second Amendment shall be and become completely and absolutely null and void and of no force or effect whatsoever and the Lease shall continue in full force and effect, just as if, and to the extent that, the parties had never contemplated this Second Amendment or executed it.

         2. The parties hereby agree and confirm that Tenant currently leases from Landlord, and Landlord currently leases to Tenant, that certain area (collectively, "the Total Premises") comprised of

                  (a) the Premises [see Item 1 (c) of the Lease Agreement] composed of

                    (i)      Suite 3150

                    (ii)     Suite 3160 and

                    (iii)    Suite 3170

                             and

                  (b) the Expansion Space [see Item 45 of the Lease Agreement and the contents of the First Amendment].

                  One of the general purposes of this Second Amendment is, as described elsewhere in this Second Amendment, to reduce [and possibly (see paragraph 5. of this Second Amendment) eliminate] the area of the space leased by Tenant from Landlord, and by Landlord to Tenant, in the Building under the Second Amended Lease.

         3. Effective (and not later than) December 15, 2003, ("the Effective Date") Tenant shall absolutely and completely vacate (a) the Expansion Space (approximately 6,040 square feet of net rentable area), (b) Suite 3160 (approximately 2,385 square feet of net rentable area), and (c) Suite 3170 (approximately 3,307 square feet of net rentable area), the total area of the spaces the subject of (a) - (c) inclusive above being hereinafter referred to as "the Surrendered Premises." The parties hereby conclusively and irrevocably agree that there are 11,732 square feet of net rentable within the Surrendered Premises, despite the fact that said figure may not be actually correct. Accordingly, and during the period beginning with the Effective Date and ending at midnight on January 31, 2007, the Premises, subject to the other contents (e.g., the next immediately following paragraph of this paragraph 3.), shall consist of only Suite 3150. The parties hereby conclusively and irrevocably agree that there are 8,136 square feet of net rentable area within Suite 3150, despite the fact that said figure may not be actually correct.

                  Despite the contents of the next-to-last sentence of the first paragraph of this paragraph 3., Tenant, in order that Landlord will not have a lapse in the Rent and Additional Rent it is entitled to receive under the Lease, shall continue to pay Landlord base Rent and Additional Rent on the Total Premises for a period of time ("the AmSouth Suite 3100 Construction Period") beginning with the Effective Date and ending with the date that is the day immediately before the earlier of (a) the date that is exactly sixty (60) days immediately following the Effective Date or (b) the date AmSouth and/or its contractor fully completes the build-out and construction ("the Work") of the Surrendered Premises for AmSouth's use and occupancy thereof, the earlier of (a) or (b) above being hereinafter referred to as "the Suite 3100 Commencement Date" (as likewise so defined in the proposed AmSouth Third Amendment).

                  During the period ("the Suite 3150 Term") beginning with the Suite 3100 Commencement Date and ending at midnight on January 31, 2007, Tenant shall, as regards Suite 3150, pay to Landlord base Rent in accordance with the following schedule:

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
           Period                       Monthly Base Rent
           ------                       -----------------
Suite 3100 Commencement                    $19,579.58
Date through October 31, 2004

November 1, 2004, through                  $20,332.50
October 31, 2005

November 1, 2005, through                  $21,085.42
January 31, 2007

Said base Rent, plus applicable tax(es), shall be (a) in addition to the Additional Rent as described in the Second Amended Lease, plus applicable tax(es) on said Additional Rent and (b) paid by Tenant to Landlord in equal monthly installments for each of the above-described periods, each monthly payment, plus applicable tax(es), to be made in advance and on or before the first day of the applicable month.

                  During the Suite 3150 Term Tenant shall, as regard the Surrendered Premises, likewise (and in addition to the other monies payable by Tenant to Landlord under the Second Amended Lease) pay (in general accordance with Items 4 and 5 of the Lease Agreement) to Landlord (as Additional Rent) a monetary amount equal to the difference between (a) the Operating Expense and Utility Base and the Real Estate Taxes Base the subject of Items Item (i) and
(j) of the Lease Agreement (which Bases the parties hereby agree total $9.35 per net rentable square foot per annum) and (b) a base equal to the Operating Expenses, Utility Costs and Real Estate Taxes actually incurred (on a per net rentable square foot per annum basis) for the operation of the Building and its appurtenances for the calendar year 2004 for the Surrendered Premises.

                  During the 3150 Term Tenant's Proportionate share shall be
1.474 percent (8,136 divided by 552,080).

         4. Effective the date of this Second Amendment, each, every, any and all of Tenant's rights under Items 45 and 46 of the Lease Agreement are hereby cancelled and nullified, to include, but not be limited to, any monetary allowance(s) the subject of said Item 45.

         5. Landlord and Tenant hereby acknowledge that AmSouth has an option (which option AmSouth may or may not exercise) under the AmSouth Third Amendment to lease Suite 3150. Accordingly, upon not less than nine (9) months' prior written notice from Landlord to Tenant so requiring and/or requesting, Tenant shall within said nine (9) months absolutely and completely vacate Suite 3150. Despite such vacating by Tenant of Suite 3150, Tenant shall continue to pay Landlord, as regards said Suite 3150, the Rent and Additional Rent (and taxes) the subject of the Second Amended Lease through and including the date that is the earliest of (a) the date that is exactly sixty (60) days immediately following the date Tenant so vacates Suite 3150, (b) the date the build-out and construction of Suite 3150 is fully completed by AmSouth and/or its contractor for the use and occupancy thereof by AmSouth in accordance with said option or
(c) the date that is exactly sixty (60) days following the expiration of the aforesaid nine (9) month period. After the date that is the earliest of (a) -
(c) inclusive above, the term of the Second Amended Lease shall end, but Tenant shall remain obligated to Landlord for any obligations, duties, etc., that remain unfulfilled under the Second Amended Lease, as of such ending date.

         6.       In partial consideration of this Second Amendment,

                  (A) Tenant not later than November 6, 2003, shall pay Harbert Realty Services, a licensed Florida real estate broker, a commission equal to Twenty-six Thousand Seven Hundred Ninety-seven and 02/00 Dollars. ($26,797.02),

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                  (B) Tenant not later than November 6, 2003, shall pay CB
Richard Ellis a commission equal to Six Thousand Six Hundred Ninety-nine and 25/100 Dollars ($6,699.25) and

                  (C) effective the Effective Date, Tenant surrenders and relinquishes to Landlord twelve (12) parking spaces (3 reserved and 9 unreserved) in the Building's parking garage.

                  With the exception of the brokers the subject of (A) and (B) above, Tenant warrants that there are no claims for broker's commissions or finder's fees in connection with its execution of this Second Amendment and agrees to indemnify and save Landlord completely harmless from any liability or lien that may arise from any such claim(s), including reasonable attorney's fees.

         7. Except as expressly stated in this Second Amendment, the Lease shall remain in full force and effect and the parties hereby ratify and confirm same, as thus amended.

         IN WITNESS WHEREOF, the parties, by and through their undersigned, duly-authorized representatives, have executed this Second Amendment for the purposes therein described.

WITNESSES:                                  TENANT:
                                            LIQUIDMETAL TECHNOLOGIES, INC.

_______________________(Sign)               By: /s/ David Binnie
                                                --------------------------------

_______________________(Print)              Name:David Binnie

_______________________(Sign)               Title Senior Vice President

_______________________(Print)              Date: ______________________________

                                            LANDLORD:
                                            PLAZA IV ASSOCIATES, LTD.,
                                            A Florida Limited Partnership

                                            By: Tampa Plaza IV Company, Ltd.,
                                                a Florida Limited Partnership,
                                                Manager

_______________________(Sign)               By: /s/ Richard A. Beard, III
                                                --------------------------------

_______________________(Print)              Name: Richard A. Beard, III

_______________________(Sign)               Title: General Partner

_______________________(Print)              Date: ______________________________

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